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                                                                  EXHIBIT 10.24


                Summary of Swedish-language employment agreement
                      between Peltor AB and Leif Anderzon


        Mr. Leif Anderzon is the Executive Vice President of Peltor Holding AB ("Peltor"), a wholly-owned subsidiary of Aearo Corporation, and has been a principal operating officer of Peltor since 1981. His employment agreement with Peltor, which was in existence when Aearo Corporation acquired Peltor, will terminate on December 31, 1999, and is renewable for additional twelve-month periods at the election of the parties. During the term of the agreement, Mr. Anderzon will be paid 900,000 Swedish Krona annually, and he will devote substantially all of his professional time and efforts to Peltor. Mr. Anderzon's employment may be terminated at any time for cause. During the term of employment and for two years thereafter, Mr. Anderzon will be bound by confidentiality and non-competition restrictions.